Exhibit No. 10.4

CONFIDENTIAL

ELECTRONIC & TEST EQUIPMENT SCHEDULE

SCHEDULE NO. 002

DATED THIS MARCH 11, 2008

TO LEASE AGREEMENT

DATED AS OF NOVEMBER 7, 2006

Lessor & Mailing Address:	Lessee & Mailing Address:

General Electric Capital Corporation	Semiconductor Components Industries, LLC
4225 Executive Square Suite 800	5005 East McDowell Road
La Jolla, CA 92037	Phoenix, AZ 85008
Attn: General Counsel

This Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Lease Agreement identified above (“Agreement” said Agreement and this Schedule being collectively referred to as “Lease”). This Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A.	Equipment: Subject to the terms and conditions of the Lease, Lessor agrees to lease to Lessee the Equipment described below (the “Equipment”).

Number of Units	Capitalized Lessor’s Cost	Manufacturer	Serial Number	Model and Type of Equipment

See Annex “A” attached hereto and made a part hereof, together with all other attachments, accessories, additions, replacements and substitutions now or hereafter attached hereto and made a part thereof.

Equipment Location: 23400 NE Glisan Street, Gresham, Multnomah County, Oregon 97030.

B.	Financial Terms

1.	Advance Rent (if any): $214,493.87	5.	Basic Term Commencement Date: March 11, 2008

2.	Capitalized Lessor’s Cost: $ 10,830,750.00	6.	Lessee Federal Tax ID No.: 36-4292817

3.	Basic Term (No. of Months): 48 Months.	7.	Last Delivery Date: March 11, 2008

4.	Basic Term Lease Rate Factor: 1.980416	8.	Daily Lease Rate Factor: 0.066013

9.	First Termination Date: Twenty-Four (24) months after the Basic Term Commencement Date.

10.	Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date (“Interim Period”), Lessee shall pay as rent (“Interim Rent”) for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor’s Cost of such unit times the number of days in the Interim Period. Interim Rent shall NOT BE APPLICABLE.

11.	Basic Term Rent. Commencing on March 11, 2008 and on the same day of each month thereafter (each, a “Rent Payment Date”) during the Basic Term, Lessee shall pay as rent (“Basic Term Rent”) the product of the Basic Term Lease Rate Factor times the Capitalized Lessor’s Cost of all Equipment on this Schedule. Each payment of Basis Term Rent shall be allocated to and shall accrue for the use of the Equipment for the monthly period beginning on such Rent Payment Date.

C.	Tax Benefits Depreciation Deductions:

1.	Depreciation method is the 200% declining balance method, switching to straight-line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.

2.	Recovery Period: 5 years.

Schedule No. 002 to Lease Agreement Dated November 7, 2006	1

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3.	Basis: 100 % of the Capitalized Lessor’s Cost.

4.	Gross Taxable Income: Only (A) Basic Rent in the amounts and no earlier than at the times such payments are accrued and (B) any gain realized by Lessor on the sale or other disposition of the Equipment at the time of such sale.

D.	Property Tax

APPLICABLE TO EQUIPMENT LOCATED IN OREGON: Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

E.	Article 2A Notice

Intentionally Omitted.

F.	Stipulated Loss and Termination Value Table*

Date	Rental Basis	Termination Value	Stipulated Loss Value	Date	Rental Basis	Termination Value	Stipulated Loss Value
3/30/2008	1	103.49	107.43	3/30/2010	25	67.28	69.75
4/30/2008	2	102.11	105.99	4/30/2010	26	65.62	68.03
5/30/2008	3	100.72	104.54	5/30/2010	27	63.96	66.31
6/30/2008	4	99.32	103.07	6/30/2010	28	62.29	64.58
7/30/2008	5	97.91	101.60	7/30/2010	29	60.61	62.84
8/30/2008	6	96.48	100.11	8/30/2010	30	58.92	61.09
9/30/2008	7	95.05	98.62	9/30/2010	31	57.23	59.33
10/30/2008	8	93.60	97.11	10/30/2010	32	55.53	57.57
11/30/2008	9	92.15	95.60	11/30/2010	33	53.81	55.79
12/30/2008	10	90.68	94.07	12/30/2010	34	52.09	54.01
1/30/2009	11	89.20	92.53	1/30/2011	35	50.36	52.21
2/30/2009	12	87.72	90.98	2/30/2011	36	48.61	50.41
3/30/2009	13	86.22	89.42	3/30/2011	37	46.86	48.59
4/30/2009	14	84.71	87.85	4/30/2011	38	45.09	46.77
5/30/2009	15	83.19	86.27	5/30/2011	39	43.32	44.94
6/30/2009	16	81.65	84.67	6/30/2011	40	41.54	43.10
7/30/2009	17	80.10	83.06	7/30/2011	41	39.76	41.25
8/30/2009	18	78.54	81.44	8/30/2011	42	37.96	39.39
9/30/2009	19	76.97	79.80	9/30/2011	43	36.15	37.52
10/30/2009	20	75.38	78.16	10/30/2011	44	34.34	35.65
11/30/2009	21	73.78	76.50	11/30/2011	45	32.51	33.76
12/30/2009	22	72.17	74.83	12/30/2011	46	30.68	31.86
1/30/2010	23	70.55	73.14	1/30/2012	47	28.83	29.96
2/30/2010	24	68.92	71.45	2/30/2012	48	26.98	28.04

*	The Stipulated Loss Value or Termination Value for any unit of Equipment shall be the Capitalized Lessor’s Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

Schedule No. 002 to Lease Agreement Dated November 7, 2006	2

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G.	Modifications and Additions for This Schedule Only

For purposes of this Schedule only, the Agreement is amended as follows:

1.	Section 11(a) is replaced with the following:

(a) Lessee shall be in default under this Agreement and under any Lease upon the occurrence of any of the following (each an “Event of Default”, and collectively, the “Events of Default”):

(i) Lessee fails to pay within ten (10) days after its due date, any Rent or any other amount due under this Agreement or any Lease;

(ii) Lessee breaches any of its insurance obligations under this Agreement or any other Document (as defined in Section 16 hereof);

(iii) Lessee breaches any of its other obligations under any Lease (other than those described in Section 11(a)(i) and (ii) above), and fails to cure that breach within thirty (30) days after written notice from Lessor;

(iv) any representation, warranty or covenant made by Lessee or ON Semiconductor Corporation (the “Guarantor”) in connection with this Agreement or under any Lease or guaranty shall be false or misleading in any material respect;

(v) any Equipment is illegally used;

(vi) Lessee or Guarantor becomes insolvent or ceases to do business as a going concern;

(vii) Guarantor revokes or attempts to revoke its obligations under its guaranty or any related document to which it is a party, or fails to observe or perform any covenant, condition or agreement to be performed under such guaranty or other related document to which it is a party;

(viii) a receiver is appointed for all or of any part of the property of Lessee, or Lessee or Guarantor makes any assignment for the benefit of its creditors;

(ix) Lessee or Guarantor files a petition under any bankruptcy, insolvency or similar law, or in the event an involuntary petition is filed against Lessee or Guarantor under any bankruptcy or insolvency laws and in the event of an involuntary petition, such petition is not dismissed within sixty (60) days of the filing date;

(x) Lessee and/or any Guarantor breaches or is in default under any agreement, in an original principal amount greater than $5,000,000, by and between Lessor on the one hand, and Lessee and/or Guarantor (or any of their respective parent or affiliates) on the other hand; provided however that any such default under this Section 11(a)(x) is not solely related to a material adverse change in Lessee’s financial condition;

(xi) There is any dissolution or termination of existence of Lessee or any Guarantor.

(xii) there is any merger, consolidation, or change in controlling ownership (such event and the transactions undertaken in connection with the event, e.g., a financing to accomplish a merger or consolidation, referred to as an “Event”) of Lessee or Guarantor wherein the long-term bank loan debt rating (or, if such rating is not then available, it’s nearest equivalent, in either event, the “Credit Rating”) of Lessee, Guarantor, or the surviving corporation, company, or other such business entity (Lessee, Guarantor or such surviving entity referred to as the “Surviving Company”) issued by Moody’s Investors Service (such entity and its successors, or, in the event such entity is no longer rating the Surviving Company’s debt, any other nationally recognized rating agency which is then rating the Surviving Company’s debt, collectively referred to herein as “Moody’s”) immediately after and as a direct result of the Event (and not for other developments or unrelated actions following the Event) falls below the lowest “B” rating (or its nearest equivalent if the rating system is hereafter modified, revised, or replaced, referred to herein as the “Minimum Rating”) by Moody’s (currently defined as “B3”); provided, however, that, in the event the Credit Rating of the Surviving Company falls below the Minimum Rating as a direct result of the Event (for purposes of this subsection (xii) the occurrence of the Event (the “Event Date”) shall be deemed to be the later of (a) the date upon which the Event occurs, or (b) the issuance by Moody’s of the Credit Rating), an Event of Default shall not have occurred if (a) Lessee or Guarantor, whichever is applicable, provides Lessor, on or within 10 days after the Event Date, written notice to the effect that, if an Event occurs, it will satisfy the letter of credit provisions of clause (b) of this proviso, and (b) as soon as reasonably practicable, but in any event within 30 days of the Event Date, Lessee or Guarantor, whichever is applicable, shall cause to be delivered to Lessor an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of $7,000,000, which Letter of Credit shall be in form and substance reasonably acceptable to Lessor and issued by a bank rated at least “A2” by Moody’s; provided, further, that, if, after the Letter of Credit has been issued, the Credit Rating of the Surviving

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Company shall be increased to the Minimum Rating or higher, Lessor shall promptly (in any event, with 15 days) return the Letter of Credit to Lessee or Guarantor, whichever is applicable, for cancellation;

(xiii) Lessee or any Guarantor sells or leases all, or substantially all, of its assets;

(xiv) there is a material adverse change in Lessee’s or Guarantor’s financial condition;

(xv) Lessee defaults under any contract or obligation requiring the payment of money in an original principal amount greater than $5,000,000; or

(xvi) an event of default occurs under Guarantor’s guaranty.

The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

2.	In Section 11(b)(ix), replace “Lessee (or any of their respective affiliates or parent entities)” with “Lessee and/or Guarantor (or any of their respective affiliates or parent entities)”.

3.	In Section 14(a), second paragraph, replace subsection (iv) with the following: “(iv) any actions brought against any Indemnitee that arise out of Lessee’s or any Guarantor’s actions or omissions (or actions or omissions of Lessee’s or Guarantor’s agents);”

4.	ACCEPTANCE

Pursuant to the provisions of the Lease, as it relates to this Schedule, Lessee hereby certifies and warrants that (i) all Equipment listed above is installed; (ii) Lessee has inspected the Equipment, and all such testing as it deems necessary has been performed by Lessee, Supplier or the manufacturer; and (iii) Lessee accepts the Equipment for all purposes of the Lease, the purchase documents and all attendant documents.

Lessee does further certify that as of the date hereof (i) Lessee is not in default under the Lease; (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct in all material respects on the date hereof and (iii) Lessee has reviewed and approves of the purchase documents for the Equipment, if any.

5.	EQUIPMENT SPECIFIC PROVISIONS

Each reference contained in this Agreement to:

(a) “Adverse Environmental Condition” shall refer to, so long as the Equipment is in the control of Lessee, (i) the existence or the continuation of the existence, of an Environmental Emission (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Emission), of, or exposure to, any substance, chemical, material, pollutant, Contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by, from or related to any Equipment, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Equipment or (iii) the violation, or alleged violation of any statutes, ordinances, orders, rules regulations, permits or licenses of, by or from any governmental authority, agency or court relating to Environmental Law connected with any Equipment.

(b) “Affiliate” shall refer, with respect to any given Person, to any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

(c) “Contaminant” shall refer to those substances that are regulated by or form the basis of liability under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls (“PCBs”), and radioactive substances, or other material or substance that has in the past or could in the future constitute a health, safety or environmental hazard to any Person, property or natural resources.

(d) “Environmental Claim” shall refer to any accusation, allegation, notice of violation, claim, demand, abatement or other order on direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

(e) “Environmental Emission” shall refer to any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Equipment, including, without limitation, the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater

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CONFIDENTIAL

or property.

(f) “Environmental Law” shall mean any federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq .), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 1361 et seq.), and the Occupational Safety and Health Act (19 U.S.C. Section 651 et seq.), as these laws have been amended or supplemented, and any analogous foreign, federal, state or local statutes, and the regulations promulgated pursuant thereto.

(g) “Environmental Loss” shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) arising out of or related to any Environmental Claim.

(h) “Person” shall include any individual, partnership, corporation, trust, unincorporated organization, government or department or agency thereof and any other entity.

Lessee shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless Lessor and its Affiliates, successors and assigns, directors, officers, employees and agents from and against any Environmental Claim or Environmental Loss.

The provisions of this Schedule shall survive any expiration or termination of the Lease and shall be enforceable by Lessor, its successors and assigns.

6.	EARLY PURCHASE OPTION

(a) Provided that the Lease has not been earlier terminated and provided further that Lessee is not in default under the Lease or any other agreement between Lessor and Lessee, Lessee may, UPON AT LEAST THIRTY (30) DAYS BUT NO MORE THAN ONE HUNDRED EIGHTY (180) DAYS PRIOR WRITTEN NOTICE TO LESSOR OF LESSEE’S IRREVOCABLE ELECTION TO EXERCISE SUCH OPTION, purchase on an AS IS BASIS all (but not less than all) of the Equipment listed and described in this Schedule on the Rent Payment Date (the “Early Purchase Date”) which is Thirty (30) months from the Basic Term Commencement Date for a price equal to $5,883,462.84 (the “FMV Early Option Price”), plus all applicable sales taxes.

Lessor and Lessee agree that the FMV Early Option Price is a reasonable prediction of the Fair Market Value (as such term is defined in the END OF LEASE PURCHASE OPTION Section subsection (b) of the Lease hereof) of the Equipment at the time the option is exercisable. Lessor and Lessee agree that if Lessee makes any non-severable improvement to the Equipment which increases the value of the Equipment an is not required or permitted by the MAINTENANCE Section of the RETURN OF EQUIPMENT Section of the Lease prior to lease expiration, then at the time such option being exercised, Lessor and Lessee shall increase the purchase price to reflect any addition to the price anticipated to result from such improvement. (The purchase option granted by this subsection shall be referred to herein as the “Early Purchase Option”.)

(b) If Lessee exercises its Early Purchase Option with respect to the Equipment leased hereunder, then on the Early Purchase Option Date, Lessee shall pay to Lessor any Rent and other sums due and unpaid on the Early Purchase Option Date and Lessee shall pay the FMV Early Option Price, plus all applicable sales taxes, to Lessor in cash.

Except as expressly modified hereby, all terms and provision of the Agreement shall remain in full force and effect. This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

(Signature Page Follows)

Schedule No. 002 to Lease Agreement Dated November 7, 2006	5

CONFIDENTIAL

IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:		LESSEE:

General Electric Capital Corporation		Semiconductor Components Industries, LLC

By:	/s/ James C. Shelly	By:	/s/ Keith D. Jackson
Name:	James C. Shelly	Name:	Keith D. Jackson
Title:	SVP & CRO	Title:	President and Chief Executive Officer

Schedule No. 002 to Lease Agreement Dated November 7, 2006	6

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ANNEX A

TO

SCHEDULE NO. 002

TO LEASE AGREEMENT

DATED AS OF NOVEMBER 7, 2006

DESCRIPTION OF EQUIPMENT

Asset ID	Tool ID	Make	Model	Desciption	Vintage	Serial Number	Capitalized Lessor's Cost
0001	RTP07601	Applied Materials	Centura HTF Multi Process	Deposition RTP	1999	R619	$ 262,500.00
0002	MET17604	Applied Materials	Endura 5500	Deposition PV-Sputtering	1997	P114	$ 525,000.00
0003	MET19601	Applied Materials	Endura 5500	Deposition PV-Sputtering	2000	304313	$ 525,000.00
0004	POL07602	Applied Materials	Mirra-3400	CMP System	2000	3077807	$ 525,000.00
0005	TRK02601	DNS	200W	Resist Processing Cluster Tool	1998	57700-0043	$ 288,750.00
0006	TRK02602	DNS	200W	Resist Processing Cluster Tool	1998	59700-0174	$ 288,750.00
0007	TRK03602	DNS	200W	Resist Processing Cluster Tool	1998	57700-0086	$ 288,750.00
0008	TRK03603	DNS	200W	Resist Processing Cluster Tool	1998	57700-0096	$ 288,750.00
0009	TRK03604	DNS	200W	Resist Processing Cluster Tool	1998	58700-0104	$ 288,750.00
0010	TRK03605	DNS	200W	Resist Processing Cluster Tool	1999	59700-0168	$ 288,750.00
0011	TRK03606	DNS	200W	Resist Processing Cluster Tool	1999	59700-0180	$ 288,750.00
0012	SCB03602	DNS	SSW80A-AR	Etching Wet	2002	14301	$ 52,500.00
0013	FTM20602	KLA-Tencor	FLX 5500	Wafer Inspection	2001	0501107084	$ 42,000.00
0014	PAR21605	KLA-Tencor	Surfscan 6220	Wafer Inspection	1999	1199-403	$ 105,000.00
0015	FTM24602	KLA-Tencor	UV-1280SE	Wafer Inspection	1999	990995	$ 210,000.00
0016	STP14602	Nikon	i14	Lithography I-Line Steppers	1998	1409042	$ 892,500.00
0017	STP14603	Nikon	i14	Lithography I-Line Steppers	1998	1409030	$ 892,500.00
0018	STP14604	Nikon	i14	Lithography I-Line Steppers	1998	1409047	$ 892,500.00
0019	STP14605	Nikon	i14	Lithography I-Line Steppers	2000	1409110	$ 892,500.00
0020	STP14606	Nikon	i14E	Lithography I-Line Steppers	2000	1409114	$ 892,500.00
0021	WET28601	SEZ	203	Etching Wet	2000	446	$ 288,750.00
0022	WET38601	SEZ	223	Etching Wet	2003	701	$ 472,500.00
0023	WET37601	SEZ	4200	Etching Wet	2003	708	$ 603,750.00
0024	TRK08602	TEL	Act 8	Resist Processing Cluster Tool	1999	9290829	$ 472,500.00
0025	FTM43601	Therma-wave	7341	Wafer Inspection	2003	734123	$ 262,500.00
							$ 10,830,750.00

Initials:

Lessor: JS                    Lessee: KJ

Schedule No. 002 to Lease Agreement Dated November 7, 2006	7